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                           BAKER, FENTRESS & COMPANY
                       200 WEST MADISON STREET, SUITE 3510
                             CHICAGO, ILLINOIS 60606


                            JOHN A. LEVIN & CO., INC.
                              ONE ROCKEFELLER PLAZA
                             NEW YORK NEW YORK 10020



                                 CODE OF ETHICS


                                 DECEMBER, 1999




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                                TABLE OF CONTENTS

INTRODUCTION.................................................................................1
PART I  TRADING RESTRICTIONS.................................................................3
        1.1.   STATEMENT OF GENERAL PRINCIPLES...............................................3
        1.2    INSIDER TRADING AND MANIPULATIVE PRACTICES....................................3
        1.3    INITIAL PUBLIC OFFERINGS......................................................4
        1.4    PRIVATE PLACEMENTS............................................................4
        1.5    RESTRICTED LIST...............................................................5
        1.6    SHARE OWNERSHIP IN BKF AFFILIATES.............................................5
        1.7    TRANSACTIONS IN BKF SHARES....................................................5
        1.8    NO TRANSACTIONS WITH BKF OR CONTROLLED COMPANIES..............................5
        1.9    RESTRICTION ON TRADING BY INVESTMENT PROFESSIONALS DURING A BLACK OUT PERIOD;
               OTHER RESTRICTIONS ON INVESTMENT PROFESSIONALS................................6
        1.10   REQUIRED PERSONAL TRADING APPROVALS...........................................6
        1.11   RESTRICTION ON SHORT TERM TRADING.............................................7
        1.12   CERTAIN NON-INVESTMENT PERSONNEL..............................................7
        1.13   CERTAIN EXEMPT TRANSACTIONS...................................................8
PART II  EMPLOYEE CONDUCT....................................................................8
        2.1    PERSONAL TRADING ACCOUNTS AND REPORTS.........................................8
        2.2    CONFLICTS OF INTEREST.........................................................9
        2.3    SERVICE AS A DIRECTOR........................................................10
        2.4    ANNUAL ACKNOWLEDGMENT........................................................10

PART III  COMPLIANCE........................................................................11
        3.1    COMPLIANCE OFFICERS AND SUPERVISORY PROCEDURES...............................11
        3.2    RECORDKEEPING................................................................11
        3.3    REVIEW BY BOARD..............................................................12

Annex   A      POLICIES AND PROCEDURES DESIGNED TO DETECT AND PREVENT INSIDER TRADING

Exhibit A      PERSONAL SECURITIES TRADING REQUEST FORM

Exhibit B      PROPRIETARY AND EMPLOYEE RELATED ACCOUNTS

Exhibit C      EMPLOYEE ANNUAL ACKNOWLEDGMENT FORM

Exhibit D      LIST OF APPROVED COMPLIANCE PERSONNEL




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                                  INTRODUCTION

               This Code of Ethics has been prepared for persons associated with Baker, Fentress & Company ("BKF"), including persons associated with its subsidiary, John A. Levin & Co., Inc. (LEVCO).

               This Code of Ethics is written so as to be read and understood by each Employee with respect to such Employee's activities on behalf of the Firm and personally.

               In order to make it easier to review and understand this Code of Ethics, a few terms as commonly used throughout the Code of Ethics are defined below:

               "Client Account" means any client or investment fund, including BKF as to which or for whom the Firm provides investment advisory or management services, along with accounts for persons related to Employees or trusts established for such persons so long as Employees do not have a direct beneficial interest in such accounts.

               "Compliance Officer" means Norris Nissim or such other person as may be designated from time to time, with respect to employees of LEVCO and all other entities in the Firm other than BKF (the "LEVCO Compliance Officer"), and James P. Koeneman or such other person as may be designated from time to time, with respect to employees of only BKF (the "BKF Compliance Officer").

               "Employee" means each officer, director, principal or employee of the Firm, other than (i) a member of the board of directors of BKF who is not an "interested person" of BKF or (ii) a member of the board of directors of any BKF subsidiary who is not an officer or employee of LEVCO or its affiliates.

               "Firm" means LEVCO, BKF and each other affiliate entity under common control which is engaged in the business of providing investment advisory or management services. The term shall not include registered investment funds advised by the Firm other than BKF.

               "Head Trader" means Daniel E. Aron or, in his absence, such other person as may be designated from time to time.

               "Investment Professional" means an Employee who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding purchases or sales for Client Accounts.

               "Municipal Employee" means an Employee who does not work in the Firm's New York City office and who solely provides municipal security investment advisory or management services to Client Accounts.

               "Proprietary Account" means an account in which an Employee has a "beneficial interest" or a "proprietary investment or trading account maintained for the Firm or its Employees. A "beneficial interest" in an account includes the opportunity, directly or indirectly, to profit or share in any profit in a securities transaction taking place in the account, and an



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Employee shall be deemed to have a beneficial interest in accounts in which the
Employee's spouse, children and other dependents living in the Employee's household have a beneficial interest, in securities held by a partnership in which the Employee is a general partner and, in certain cases, in trusts of which the Employee is a trustee or beneficiary. The rules promulgated under
Section 16 of the Security Exchange Act of 1934 shall generally be used to determine whether an Employee has a beneficial interest in an account,

               "Security" shall mean all investment instruments commonly viewed as securities, whether registered or not, including any option to purchase or sell, and any security that is exchangeable for or convertible into, any such security, private placements, commodity futures contracts and commodity options, swaps and other derivative instruments, but shall not include shares of registered open-end investment companies (i.e., mutual funds), direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, foreign exchange "spot" or "forward" contracts, short-term, high quality debt securities, including repurchase agreements, and such other money market or investment instruments as may be authorized by the LEVCO Compliance Officer from time to time. Additional investment instruments may be included in the definition of Securities by a notice from the LEVCO Compliance Officer delivered to all Employees. The LEVCO Compliance Officer shall deliver such notice within two business days of being notified by an authorized officer of the Firm that the Firm has purchased or intends to Purchase securities of that type for one or more Client Accounts.

               PERSONS WITH QUESTIONS NOT ANSWERED BY THIS CODE OF ETHICS SHOULD CONTACT THE APPLICABLE COMPLIANCE OFFICER.



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                                     PART I

                              TRADING RESTRICTIONS

               1.1.   STATEMENT OF GENERAL PRINCIPLES.

               All Employees owe a fiduciary duty to, among others, the Firm's clients. The interests of clients must always be recognized, be respected and come before those of Employees. In any decision relating to personal investments or other matters, Employees must assiduously avoid serving their own personal interests ahead of any client's interests or taking inappropriate advantage of their position with or on behalf of the Firm. It is critical that Employees avoid any situation that might compromise -- or appear to compromise -- their exercise of fully independent judgment in the interests of the Firm's clients. All personal investment and other activities of Employees must not only comport with the Code of Ethics and avoid any actual or potential conflicts of interest, but must also abide by the spirit of the Code of Ethics and the principles articulated herein. Furthermore, Employees may not use their position with the Firm to favor family and related accounts, and accounts with respect to which Employees have fiduciary responsibilities, over other Client Accounts.

               1.2    INSIDER TRADING AND MANIPULATIVE PRACTICES.

               (a)    INSIDER TRADING.

               Federal and state securities laws prohibit any purchase or sale of securities while in possession of material non-public information which was improperly obtained, or was obtained under circumstances contemplating that it would not be used for personal gain, and in certain other circumstances. In addition, "tipping" of others about such information is prohibited. "The persons covered by these restrictions are not only "insiders" of publicly traded companies, but also any other persons who, under certain circumstances, learn of material, non-public information about a company, such as Employees, as well as outside attorneys, accountants, consultants or bank lending officers.

               Violation of these restrictions can have severe consequences for both the Firm and its Employees. Trading on insider information or communicating insider information to others may result in civil and criminal penalties, including imprisonment of up to ten years and a criminal fine of up to $1,000,000. In addition, the Firm may be subject to liability for insider trading or tipping by Employees. The Firm may also be held liable for failing to take measures to deter securities laws violations where such failure is found to have contributed to or permitted a violation.

               In view of these requirements, the Firm has adopted the general policy that an Employee may not trade for either a Client Account or a Proprietary Account in securities of any company about which the Employee possesses, or is aware that the Firm possesses, material, non-public information nor "tip" others about such information. All Employees should exercise care to adhere to this policy and to take reasonable steps to ensure that the Firm and other Employees adhere to the policy. Any Employee who believes that he or she may be in possession of material



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non-public information should: report the matter immediately to the Compliance
Officer; not purchase or sell the securities on behalf of yourself or others, including investment partnerships affiliated with the Firm or private accounts managed by the Firm; and not communicate the information to anyone inside or outside of the Firm, other than the Compliance Officer. In addition, Employees should immediately inform the Compliance Officer if they become aware of any actual or potential violation of this policy by an Employee.

               Recognizing that this is a complicated subject which is not easily reduced to a few general principles, the Firm has prepared and adopted a statement of Policies and Procedures Designed to Detect and Prevent Insider Trading which is attached as Annex A of this Code of Ethics. All Employees must read and adhere to the restrictions outlined in Annex A.

               (b)    MANIPULATIVE PRACTICES.

               The Investment Company Act and the rules promulgated thereunder make it illegal for any person covered by the Code of Ethics, indirectly, in connection with the purchase or sale of a security held or to be acquired by BKF or by LEVCO on behalf of BKF or any other entity registered under the Investment Company Act (BKF or such other registered entities, the "Funds") to:

               a.     employ any device, scheme or artifice to defraud the Fund,

               b. make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading;

               c. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund, or

               d. engage in any manipulative practice with respect to the Fund.

               1.3    INITIAL PUBLIC OFFERINGS.

               No Employee may acquire any Securities for his or her Proprietary Account in an initial public offering; provided, however, that an Employee may purchase a security issued in a thrift conversion where the Employee is a depositor, if the Employee has received the prior approval of (i) the LEVCO Compliance Officer, for persons employed by LEVCO or any other member of the Firm other than BKF, or (ii) the BKF Compliance Officer, for persons employed by BKF only.

               1.4    PRIVATE PLACEMENTS.

               No Investment Professional shall acquire any Security in a private placement without the prior approval of (i) the LEVCO Compliance Officer, for persons employed by LEVCO or any other member of the Firm other than BKF, or (ii) the BKF Compliance Officer, for persons employed by BKF only. The factors to be taken into account in this prior approval include, among other considerations, whether the private placement should be acquired for the



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Firm's Client Accounts, whether the private placement is being offered to the
Investment Professional because of his or her position with the Firm and whether notice to Clients is appropriate. If an Investment Professional has acquired Securities in a private placement before becoming an Investment Professional, the Investment Professional must disclose that investment to the LEVCO Compliance Officer.

               1.5    RESTRICTED LIST.

               Certain transactions in which the Firm engages may require, for either business or legal reasons, that any Client Accounts or Proprietary Accounts do not trade in the subject Securities for specified time periods. In addition, if the Firm acquires material, non-public information regarding an issuer, it will be restricted from trading in the securities of such issuer. A Security will be designated as "restricted" if the Firm is involved in a transaction which places limits on the aggregate position held by the accounts in that Security. Restricted securities will appear on a restricted list ("Restricted List") maintained by the Head Trader, which Employees should consult before placing any order for purchase or sale. No Employee may engage in any trading activity with respect to a Security while it is on the Restricted List, except with approval of the Head Trader. Restrictions with regard to Securities on the Restricted List extend to options, rights or warrants relating to those Securities and any Securities convertible into those Securities.

               1.6    SHARE OWNERSHIP IN BKF AFFILIATES.

               No Employee shall purchase or otherwise acquire (other than through an automatic dividend reinvestment plan or upon the exercise of rights issued by the issuer pro rata to all holders of a class of Securities to the extent such rights were acquired from such issuer) after June 27, 1996 any share ownership interest in any entity which is an affiliated person, or an affiliated person of an affiliated person (together, "affiliates") of BKF (except pursuant to an incentive compensation or stock option plan), without the prior written approval of the applicable Compliance Officer. For this purpose, affiliates shall include any portfolio company in which BKF owns 5% or more of the portfolio company's outstanding voting Securities, on a fully diluted basis. The Firm expects that approval of share ownership in a BKF affiliate will rarely, if ever, be granted.

               1.7    TRANSACTIONS IN BKF SHARES.

               Transactions by BKF's directors, officers and certain stockholders in BKF shares are subject to the restrictions and limitations discussed in BKF's Federal Securities Law Guide for Directors, Officers, 10% Stockholders and Certain Other Persons.

               1.8    NO TRANSACTIONS WITH BKF OR CONTROLLED COMPANIES.

               No Employee or director of LEVCO or BKF shall knowingly sell to or purchase any Security or other property from BKF or from LEVCO or any other company controlled by BKF without the prior written approval of the applicable Compliance Officer. A company will be



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considered controlled by BKF for this purpose if it would appear as a
"controlled affiliate" in BKF's financial statements.

               1.9 RESTRICTION ON TRADING BY INVESTMENT PROFESSIONALS DURING A BLACK OUT PERIOD; OTHER RESTRICTIONS ON INVESTMENT PROFESSIONALS.

               No Investment Professional shall purchase or sell a Security within seven days before or three days after (the "Black Out Period") a transaction in the same Security by the Firm on behalf of a Client Account. If an Investment Professional executes a trade in a Proprietary Account during the Black Out Period at a price superior to the price received by the Client Account, the Investment Professional shall disgorge an amount equal to the difference between the price per share received by the Investment Professional and the average price per share received by Client Accounts during the Black Out Period, multiplied by the number of shares purchased or sold by the Investment Professional, and shall contribute such amount to a charitable organization chosen by the Investment Professional and approved by the applicable Compliance Officer.

               Notwithstanding the preceding sentences, an Investment Professional may trade a Security during a Black Out Period applicable to that Security if (i) the Firm had sold the Security to liquidate a Client Account (as a result of a withdrawal or termination), or the Firm had purchased the Security for a Client Account(s) that the Firm manages for a broker-sponsored wrap-fee program; (ii) the Compliance Officer pre-approves the trade; and (iii) the Investment Professional transacts in the Security following completion of all trades for Client Accounts on that day. In addition, an Investment Professional may seek approval from the Levco Compliance Officer to sell a Security during a Black Out Period to protect the capital of the Investment Professional, and if approval is granted, the Investment Professional may sell its Securities in the same proportion that the Firm sold that Security on behalf of Client Accounts and subject to such restrictions as the LEVCO Compliance Officer may deem appropriate to protect the interests of Client Accounts.

               When an Investment Professional recommends that a Security be bought or sold for a Client Account, such Investment Professional must disclose to the LEVCO Compliance Officer whether a position in that Security is currently held in a Proprietary Account of such Investment Professional. The LEVCO Compliance Officer may restrict such Investment Professional from buying or selling the position from any Proprietary Account until a specified period of time after the orders for Client Accounts have been filled and there is no buying or selling program in progress.

               1.10   REQUIRED PERSONAL TRADING APPROVALS.

               All transactions for Proprietary Accounts must have the prior written approval of the Head Trader or LEVCO Compliance Officer. Notwithstanding the preceding sentence, Municipal Employees are not required to seek such approval for transactions in equity securities (or their equivalent) that they would like to effect in their Proprietary Account. Subject to the discretion of the Compliance Officer, this prior approval may be withheld on any day during which the Firm has, or is actually intending, a "buy" or "sell" order in that same Security for



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Client Accounts. If an Employee has knowledge that the Firm has, or is actually intending, a "buy" or "sell" order in a specific Security for Client Accounts, the Employee must inform the Head Trader or LEVCO Compliance Officer of such knowledge in seeking approval to trade in that Security. Any transaction for which approval has been granted may be cancelled at the end of the day by the Head Trader or LEVCO Compliance Officer and the trade allocated to Client Accounts if determined by the Head Trader or the LEVCO Compliance Officer to be required, and any profits realized on proscribed trades must be disgorged and contributed by the Employee to a charitable organization chosen by the Employee and approved by the applicable Compliance Officer.

               A Personal Securities Trading Request Form should be submitted to the Head Trader or LEVCO Compliance Officer to obtain approval for a transaction for an Employee's Proprietary Account and the Form is attached hereto as Exhibit
A. The Head Trader or LEVCO Compliance Officer shall promptly notify the Employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form. Notification of approval or denial to trade may be verbally given; however, it shall be confirmed in writing by indicating such action on the Personal Securities Trading Request Form within 24 hours of the verbal notification.

               On a quarterly basis, or at any other time as may be prudent, the applicable Compliance Officer shall review all personal trading activity of all Employees. If the applicable Compliance Officer identifies any trading pattern or personal trading that presents an actual or potential conflict of interest, the applicable Compliance Officer will recommend to senior management of the Firm that remedial action be taken. Such remedial action may include restrictions on personal trading by the Employee, disgorgement of profits, Employee reprimand and/or Employee dismissal.

               1.11   RESTRICTION ON SHORT TERM TRADING.

               No Investment Professional shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Security within 60 calendar days (a "Short Term Trade"). Any Short Term Trade made in violation of this paragraph shall be unwound or, if that is not practicable all profits from the Short Term Trade shall be disgorged by the Investment Professional to a charitable organization chosen by the Investment Professional and approved by the applicable Compliance Officer; provided, however, that the applicable Compliance Officer may exempt the transaction from this prohibition, in whole or part, if the Compliance Officer concludes that no harm resulted (or would result) to a Client Account from the transaction and that to unwind the transaction or require disgorgement would be inequitable or result in undue hardship to the Investment Professional.

               1.12   CERTAIN NON-INVESTMENT PERSONNEL.

               The restrictions of paragraphs 1.9, 1.10 and 1.11 shall not apply to persons who are Employees of BKF only and are neither officers, portfolio managers, analysts, traders, support staff working directly with portfolio managers or analysts, members of the portfolio accounting staff, nor "interested persons" (as defined in the Investment Company Act) of BKF.



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               1.13   CERTAIN EXEMPT TRANSACTIONS.

               The restrictions of this Code of Ethics shall not apply to purchases or sales in any Proprietary Account managed by a third party over which an Employee or has no direct or indirect influence or control, purchases that are part of any automatic dividend reinvestment plan, odd-lot purchase or sale programs, purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, sales of such rights, and any other purchases or sales receiving the prior approval of the applicable Compliance Officer because they are not inconsistent with this Code of Ethics or the provisions of Rule 17j-l(b) under the Investment Company Act.

                                     PART II

                                EMPLOYEE CONDUCT

               2.1    PERSONAL TRADING ACCOUNTS AND REPORTS.

               A. EMPLOYEES. Each Employee is required to identify to the applicable Compliance Officer no later than 10 days from the date of his/her hire, and thereafter at least monthly, all brokerage and commodities trading accounts (including the date of establishment of such accounts) which constitute a Proprietary Account with respect to such Employee, all Securities which the Employee owns or in which the Employee has a beneficial interest and all brokerage and commodities trading accounts of persons supported by or living in the same household as such Employees and trusts established for the Employee or for such persons (see Exhibit B). In addition, on an annual basis, each Employee is required to identify to the Applicable Compliance Officer the title, number of shares and principal amount of the Securities which the Employee owned, or in which the Employee had a beneficial interest, during the preceding year, as well as all brokerage and commodities trading accounts which constitute a Proprietary Account for the Employee and all brokerage and commodities trading accounts of persons supported by or living in the same household as such Employee. The information provided in this annual report must be current as of a date no more than 30 days before the annual report is submitted. All such Proprietary and Employee related Accounts are requested to be maintained at LEVCO Securities, Inc. and such Proprietary and Employee related Accounts maintained with other broker-dealers must be approved by the applicable Compliance Officer. Duplicate copies of all trade confirmations and all brokerage statements relating to such Proprietary and Employee related Accounts must be sent to the applicable Compliance Officer promptly, and at least once each month; provided, however, that in lieu of providing such duplicate confirmations, the applicable Compliance Officer may permit an Employee to provide a report of all personal securities transactions within 10 days after the end of the quarter during which the transactions occurred.

               Each Employee must report to the applicable Compliance Officer any Proprietary Accounts managed on a discretionary basis by a third party. Each Employee must also report to the applicable Compliance Officer any private securities transactions for any account for which records should be provided as set forth above which are not carried out through brokerage



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accounts. Prior to arranging a personal loan with a financial institution which will be collateralized by Securities, an Employee must obtain the approval of the applicable Compliance Officer. Annually, each Employee is also required to certify to the applicable Compliance Officer, among other things, that he has reported all transactions in all such Proprietary Accounts on the form attached hereto as Exhibit C.

               B.     OUTSIDE BOARD MEMBERS.

               A director of LEVCO who is not an officer or employee of LEVCO (an "Outside Board Member") must (i) report, at the time the director becomes an Outside Board Member, all securities in which the person had any direct or indirect beneficial interest no later than ten days from the time when the person becomes an Outside Board Member; (ii) report all personal securities transactions within 10 days after the end of the quarter during which the transactions occurred; and (iii) file with the Applicable Compliance Officer an annual report that identifies the title, number of shares and principal amount of the Securities which the Outside Board Member owned, or in which the Outside Board Member had a beneficial interest, during the preceding year, as well as all brokerage and commodities trading accounts which constitute a Proprietary Account for the Outside Board Member and all brokerage and commodities trading accounts of persons supported by or living in the same household as such Outside Board Member. The information provided in this annual report must be current as of a date no more than 30 days before the annual report is submitted.

               An Outside Board Member may not purchase or otherwise acquire direct or indirect beneficial ownership of any Security, and may not sell or otherwise dispose of any Security in which he or she has direct or indirect beneficial ownership, if he or she has actual knowledge at the time of entering into the transaction that: (1) a Fund, pursuant to the advice of LEVCO, has purchased or sold the Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Security in the next 15 calendar days; or (2) LEVCO has within the last 15 calendar days considered purchasing or selling the Security for a Fund or is considering purchasing or selling the Security for LEVCO Series Trust or LEVCO Investment Trust or within the next 15 calendar days is going to consider purchasing or selling the Security for a Fund, unless such Outside Board Member:

               (i) obtains advance clearance of such transaction from the Compliance Officer, and

               (ii)   reports to the Compliance Officer such transaction.

               2.2    CONFLICTS OF INTEREST.

               It is a violation of an Employee's duty of loyalty to the Firm for any Employee, without the prior written consent of the applicable Compliance Officer, to:

               (a) rebate, directly or indirectly, to any person, firm or corporation any part of the compensation received from the Firm as an Employee;



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               (b)    accept, directly or indirectly, from any person, firm,
               corporation or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account,

               (c) accept, directly or indirectly, from any person, firm, corporation, association or other entity that does business with or on behalf of the Firm, any gift or other thing of more than de minimis value;

               (d) participate in entertainment with clients, brokers and other counterparties unless reasonably related to legitimate business purposes of the Firm; or

               (e) own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

               In addition, no Employee, without the prior written consent of the Compliance Officer, may provide directly or indirectly any person, firm, corporation, association or other entity that does business with or on behalf of the Firm with any gift or other item.

               2.3    SERVICE AS A DIRECTOR.

               No Employee may serve as a member of the board of directors or trustees of any business organization, other than a civic or charitable organization, without the prior written approval of (i) the LEVCO Compliance Officer, for employees of LEVCO or of both LEVCO and BKF, or (ii) the BKF Compliance Officer, for employees of only BKF. The determination of an Employee's eligibility to serve in such a position shall be based on whether such service would be consistent with the interests of the Firm and its clients, and no person employed by LEVCO or any other member of the Firm other than BKF shall be allowed to serve in such a position unless authorization has been obtained from any clients of the Firm which have notified the Firm of any criteria they may have with respect to such service. If such service is authorized, certain safeguards may be implemented in the discretion of the LEVCO Compliance Officer including, but not limited to, investment restrictions and/or isolating the Employee serving from those making investment decisions through "Chinese Wall" or other procedures. See also Annex A - Policies and Procedures Designed to Detect and Prevent Insider Trading.

               2.4    ANNUAL ACKNOWLEDGMENT.

               Each Employee shall at least annually sign a written statement in the form of Exhibit B attached hereto acknowledging his or her receipt and understanding of, and agreement to abide by, the policies described in this Code of Ethics, and certifying that he or she has reported all personal securities transactions. In addition, each Outside Board Member is required to certify annually that he or she has read and understands the provisions of this Code applicable to him or her and recognizes that he or she is subject to certain provisions of the Code.



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                                    PART III

                                   COMPLIANCE

               3.1    COMPLIANCE OFFICERS AND SUPERVISORY PROCEDURES.

               LEVCO shall designate from time to time a LEVCO Compliance Officer and a Head Trader and their substitutes, and the names of such persons shall be listed on Exhibit C attached hereto. BKF shall designate from time to time a BKF Compliance Officer, and the name of such person shall also be listed on Exhibit D. The applicable Compliance Officer shall be responsible for general administration of the policies and procedures set forth in this Code of Ethics other than those specifically designated for the Head Trader and the LEVCO Compliance Officer. The applicable Compliance Officer shall be required to identify each Employee subject to this Code and to inform such Employees of his/her reporting obligations hereunder. The applicable Compliance Officer shall review all reports submitted pursuant to this Code of Ethics, answer questions regarding the policies and procedures set forth in the Code of Ethics, update this Code of Ethics as required from time to time, and arrange for appropriate records to be maintained, including copies of all reports submitted under this Code of Ethics. The applicable Compliance Officers shall also arrange for appropriate briefing of Employees of the policies of the Firm reflected in the Code of Ethics from time to time as determined to be appropriate by the applicable Compliance Officer. In each instance in which the approval or authorization of the LEVCO Compliance Officer or BKF Compliance Officer is required under this Code of Ethics, the Compliance Officer receiving the request for approval or authorization shall, before granting approval or authorization, confirm with the other applicable Compliance Officer that no reason exists that would make approval or authorization inappropriate.

               The LEVCO Compliance Officer may waive any requirement of this Code of Ethics if the facts and circumstances warrant such waiver.

               The applicable Compliance Officers shall investigate any possible violations of the policies and procedures set forth in this Code of Ethics to determine whether sanctions should be imposed, which may include, inter alia, a letter of censure or suspension or termination of employment, or such other course of action as may be appropriate.

               On an annual basis, the LEVCO Compliance Officer will review and consider the Firm's compliance procedures, the prior year's violations and remedial actions taken, and any proposed updates or changes to the Firm's Codes of Ethics.

               3.2    RECORDKEEPING.

               The records listed below shall be maintained for a period of five years in an easily accessible place:

               - a list of all persons subject to the Code during the period;

               - receipts signed by all persons subject to the Code acknowledging receipt of copies of the Code and acknowledging that: they are subject to it;

               - a copy of each Code of Ethics that has been in effect any time during the period;

               - a copy of each report filed pursuant to the Code and a record of any known violations and actions taken as a result thereof during the period;

               - a copy of a record of all persons who are deemed to be a compliance officer; and

               - a copy of a record of any decision to approve the acquisition of a private placement or IPO.

               3.3    REVIEW BY BOARD.

               The officers BFK and LEVCO Series Trust, with the assistance of the Compliance Officer, shall prepare an annual report to the boards of BFK and LEVCO Series Trust that:

               - summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

               - identifies any violations of the applicable relevant provisions of the Code requiring significant remedial action during the past year;

               - identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations; and

               - certifies that BKF and LEVCO have adopted procedures reasonably necessary to present Employees from violating the Code.

                                                                         ANNEX A

                             POLICIES AND PROCEDURES
                 DESIGNED TO DETECT AND PREVENT INSIDER TRADING

SECTION 1.  POLICY STATEMENT ON INSIDER TRADING.

        A. The Firm forbids any of its Employees from trading, either personally or on behalf of others, including private accounts managed by the Firm, while in possession of material, nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's policies apply to every Employee and extend to activities within and outside their duties at the Firm. Every Employee must read and retain this policy statement. Any questions regarding the Firm's policies and procedures should be referred to the Compliance Officer, who is responsible for the monitoring and application of such policies and procedures.

               THIS POLICY STATEMENT APPLIES TO THE FIRM AND ITS AFFILIATED ENTITIES, AS WELL AS TO THEIR RESPECTIVE EMPLOYEES.

               The term "insider trading" is not defined in the federal securities laws, but is generally used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communication of material nonpublic information to others.

               While the law concerning insider trading is not static, it is generally understood that the law prohibits:

                      (i) trading by an insider, while in possession of material, nonpublic information;

                      (ii) trading by a non-insider, while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

                      (iii)  an insider or a non-insider described in clause
                             (ii) above from communicating material nonpublic information to others.

               The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Compliance Officer.

        B.     WHO IS AN INSIDER?

               The concept of "insider" is broad. It includes all Employees of the Firm. In addition a person can be a "temporary insider" if he or she enters into a confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purposes. The Firm may become a temporary insider of a company it advises or for which it performs other services. Temporary insider also may include, among others, a company's law firm, accounting firm, consulting firm, banks and the employees of such organizations.

        C.     WHAT IS MATERIAL INFORMATION?

               Trading on inside information is not a basis for liability unless the information is material. "Material information" is generally defined as information that is likely to be considered important by a reasonable investor in making his or her investment decisions. Information that affects the price of a company's securities is likely to be deemed material. This might include, without limitation, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation liquidity problems and significant new products, services or contracts.

               Material information can also relate to events or circumstances affecting the market for a company's securities. For example, in 1987 the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

        D.     WHAT IS NONPUBLIC INFORMATION?

               "Nonpublic" information is any information that has not been disclosed generally to the marketplace. Information received about another company that is not yet in general circulation should be considered non-public. As a general rule, one must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, Wall Street Journal or other publications of general circulation would be considered public. In addition, if information is being widely disseminated to traders generally by brokers or institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider.

        E.     BASES FOR LIABILITY

               1.     FIDUCIARY DUTY THEORY

               In 1980, the Supreme Court found that there is no general duty to disclose before trading on material, nonpublic information, but that such a duty arises where there is a fiduciary relationship. A relationship must exist between the parties to a transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or will refrain from trading.

               In 1983, the Supreme Court stated that outsiders can acquire the fiduciary duties of insiders (i) by entering into a confidential relationship with a company through which such outsiders, will gain material nonpublic information (e.g., attorneys, accountants, underwriters or consultants or (ii) by becoming "tippees" if the outsiders are aware or should have been aware that they have been given confidential information by an insider who has violated his or her fiduciary duty to the company's shareholders.

               However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earning, or even evidence of a relationship that suggests a quid pro quo.

               2.     MISAPPROPRIATION THEORY

               Another basis for insider trading liability is the "misappropriation theory," where liability is based on a fiduciary's undisclosed, self-serving use of a principal's information to purchase or sell securities in breach of a fiduciary duty, thereby defrauding the principal of the exclusive use of that information. Liability is based on the fiduciary's deception of those who entrusted the fiduciary with access to confidential information. Under the theory as most recently articulated by the Supreme Court, the element of deception may be established by an employee's breach of a company's internal rules as contained, for example, in a company compliance manual. The "misappropriation theory" can be the basis for both government prosecution and civil actions brought by private parties. In addition, the Supreme Court has also upheld the SEC's current rule with respect to tender offers that does not require the breach of a fiduciary duty for liability when trading on inside information regarding a tender offer.

        F.     PENALTIES FOR INSIDER TRADING.

               Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employer. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

               -      civil injunctions

               -      treble damages

               -      disgorgement of profits

               -      jail sentences

               - fines for the person who committed the violation of up to the greater of $ 1,000,000 or three times the amount of the profit gained or loss avoided.

               In addition, any violation of this policy statement can be expected to result in serious sanctions by the Firm including dismissal of the persons involved.

SECTION II.    PROCEDURES TO IMPLEMENT THE FIRM'S POLICIES AGAINST INSIDER
               TRADING.

               The following procedures have been established to aid the Employees of the Firm in avoiding insider trading, and to aid the Firm in preventing, detecting and imposing sanctions against insider trading. Every Employee of the Firm must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about the procedures you should consult the Compliance Officer.

        A.     IDENTIFY INSIDE INFORMATION.

               Before tiding for yourself or others, including investment partnerships affiliated with the Firm or private accounts managed by the Firm, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

               (i) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed? Is this information which would cause insiders to change their trading habits?

               (ii) Is the information nonpublic? To whom has this information been provided? Has the information been filed with the SEC, or been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation or appearing on the wire services?

               If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

               (i)    Report the matter immediately to the Compliance Officer;

               (ii) Do not purchase or sell the securities on behalf of yourself or others, including investment partnerships affiliated with the Firm or private accounts managed by the Firm; and

               (iii) Do not communicate the information inside or outside the Firm, other than to the Compliance Officer.

               After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

        B.     PERSONAL SECURITIES TRADING.

               The Employees of the Firm and their family members and trusts of which such persons are trustees or in which such persons have a beneficial interest must execute all of their equity and corporate debt securities transactions with their broker of choice. Transactions in U.S. Government or municipal bonds are not subject to this policy. Duplicate confirmation of trades must be forwarded to the Compliance Officer by each Employee's broker. Such confirmations shall include, for each transaction, the date of the transaction, the name, the quantity and the price of the security. For purposes of this policy statement "family members" includes any relative, spouse, or relative of the spouse of an Employee and any other adults living in the same household as the Employee.

               Personal trading should be undertaken for investment purposes only, in amounts consistent with the normal investment practice of the person investing, and short term trading or speculation is prohibited.

               When material nonpublic information of which the Employee is aware become public, a reasonable period (at least 24 hours) must pass for the marketplace to have an opportunity to evaluate and respond to the news before personal trading is permitted.

        C.     RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION.

               Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm except as provided in paragraph I of this Section II. The Firm is establishing this policy to help avoid conflicts, appearances of impropriety and the misuse of confidential, proprietary information. In addition, care should be taken so that all material and nonpublic information is secure. For example, files containing material nonpublic information should be sealed and access to computer files containing material nonpublic should be restricted.

        D.     ARBITRAGE ACTIVITIES.

               Arbitrage activities must be conducted with particular care. Absent authorization or clearance from the Compliance Officer, initial arbitrage positions should only be taken after a significant corporate event is announced or information affecting the securities markets generally or a specific industry segment thereto is disclosed. Arbitrage personnel should limit contacts with bankers, lawyers and other advisers of parties involved in various transactions.

        E.     CONTACTS WITH THIRD PARTIES.

               Requests of third parties such as the press and analysts for information should be directed to the Compliance Officer,

        F.     RESOLVING ISSUES CONCERNING INSIDER TRADING.

               If, after consideration of the items set forth in paragraph 1 of this Section II, doubt remains as to whether information is material or nonpublic, or if there are any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, these matters must be discussed with the Compliance Officer before trading or communicating the information to anyone.

               Contacts with public companies will sometimes be a part of an Employee's research efforts. Employees may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Employee becomes aware of material, non-public information. This could happen, for example, if a company's chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Employee should contact the Compliance Officer immediately if you believe that you may have received material, non-public information.

               Tender offers represent a particular concern of the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage or insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and "tipping" while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf or either. The rule does not require a breach of a fiduciary duty for liability. Employees should exercise particular caution any time they become aware of non-public information relating to a tender offer.

SECTION III.   SUPERVISORY PROCEDURES

               The role of the Compliance Officer is critical to the implementation and maintenance of the Firm's policies and procedures against insider trading. Supervisory procedures can be divided into two classifications: prevention of insider trading and detection of insider trading.

        A.     PREVENTION OF INSIDER TRADING.

               To Prevent insider trading, the Compliance Officer should:

               (i) provide, on a regular basis, an education program to familiarize Employees with the Finn's policies and procedures.

               (ii) answer questions regarding the Finn's policies and procedures;

               (iii) resolve issues of whether information received by an Employee of the Finn is material and nonpublic;

               (iv) review on a regular basis and update as necessary the Firm's policies and procedures;

               (v) when it has been determined that an Employee of the Firm has material nonpublic information:

                      (a) implement measures to prevent dissemination of such information; and

                      (b) if necessary, restrict Employees from trading in the securities;

               and

                      (vi) promptly review, and either approve or disapprove, in writing, each request of an Employee for clearance to trade in specified equity securities or corporate debt securities.

       B.      DETECTION OF INSIDER TRADING.

               To detect insider trading, the Compliance Officer should:

                      (i) review the confirmations received from each Employee;

                      (ii) review the trading activity of investment partnerships affiliated with the Firm and private accounts managed by the Firm; and

                      (iii) coordinate the review of such reports with other appropriate Employees of the Firm.

        C.     SPECIAL REPORTS.

               Promptly upon learning of a potential violation of the Firm's Policies and Procedures to Detect and Prevent Insider Trading the Compliance Officer should prepare a written report to the Chief Executive Officer of the Firm providing full details and recommendations for further action.

        D.     ANNUAL REPORTS.

               On an annual basis, the Compliance Officer should prepare a written report to the Chief Executive officer of the Firm setting forth the following:

                      (i) summary of existing procedures to detect and prevent insider trading;

                      (ii) full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

                      (iii) an evaluation of the current procedures and any recommendations for improvement; and

                      (iv) a description of the Firm's continuing educational program regarding insider trading, including the dates of such programs since the last report.

                                                                       EXHIBIT A

                    PERSONAL SECURITIES TRADING REQUEST FORM

Name:

Details of Proposed Transaction

        -      circle PURCHASE or SALE

        -      Date of Transaction
                                  --------------------------

        -      indicate name of issuer
                                      ----------------------

        -      type of security (e.g., note, common stock,
               preferred stock)                             --------------------

        -      quantity of shares or units
                                                            --------------------
        -      price per share/units
                                                            --------------------

        -      approximate dollar amount
                                                            --------------------

        -      account for which transaction will be made
                                                            --------------------

        -      name of broker
                                                            --------------------

        -      transaction in same security within prior
               60 days
                                                            --------------------

        - Check here if you wish that this form shall not be construed as an admission of direct or indirect beneficial ownership in the Security.

Date:
     -----------------------------                    --------------------------
--------------------------------------------------------------------------------

       You may/may not execute the proposed transactions described above.


Date:

                                                  ------------------------------
                                                  Authorized Signature

                                                                       EXHIBIT B

PROPRIETARY AND EMPLOYEE RELATED ACCOUNTS

Please list all brokerage and commodity trading accounts which constitute a Proprietary Account, all securities which you own and any trading accounts or securities of persons supported by or living in the same household as yourself. Also list and trusts that you have established or that have been established for you.


NAME ON THE ACCOUNT                 INSTITUTION                       ACCOUNT#








DATE:                                   SIGNATURE:
     -------------------------                    ------------------------------

                                                                       EXHIBIT C

                      EMPLOYEE ANNUAL ACKNOWLEDGEMENT FORM

               The undersigned employee (the "Employee") of _________________ (the "Firm") acknowledges having received and read a copy of the Code of Ethics along with all Annexes and Exhibits thereto, dated ______, 199_ (the "Code of Ethics"), and agrees to abide by the provisions contained therein. The Employee understands that observance of the policies and procedures contained in the Code of Ethics is a material condition of the Employees employment by the Firm and that any violation of such policies and procedures by the Employee, will be grounds for immediate termination by the Firm as well as possible civil or criminal penalties.

               The Employee specifically agrees and acknowledges as follows:

               a. The Employee will disclose to the Compliance Officer of the Firm al accounts through which the Employee directly or indirectly conducts securities or commodities trading activity of any sort, including all amounts in which the Employee has a direct or indirect beneficial interest and all accounts over which the Employee exercises any control.

               b. The Employee will provide to the Compliance Officer, at least monthly, copies of all trade confirmations and brokerage statements relating to such accounts.

               c. The Employee will not trade on the basis of, nor disclose to any third party, material non-public information, nor confidential information regarding the activities of any Client Account.

               d. The Employee will not engage in transactions involving securities appearing on a list of "Restricted Securities" that may be circulated from time to time by the Compliance Officer and agrees to obtain the approval of the Head Trader, or his authorized substitute, for any trade for a Proprietary Account.

               e. The Employee will not, without the permission of the Compliance Officer disclose to any third party any information that an Employee obtains regarding advice furnished by the Finn to its Client Accounts, non-public data furnished by any client, or the programs, analyses or other proprietary data or information of the Firm.

               f. The Employee has provided to the applicable Compliance Officer an annual report indicating all transactions effected during the preceding year in all accounts which the Employee owned or in which the Employee has a beneficial interest and all private securities transactions which are not carried out through brokerage accounts, with such information current as of a date no more than 30 days before the Employee submitted such annual report.

               g. The Employee has been given the opportunity to take part in an educational Program in connection with the Firm's insider trading policies and procedures.

               By the signature below, the Employee pledges to abide by the policies and procedures described above and affirms that the Employee has not previously violated such policies or procedures and has reported all securities transactions for his Proprietary Accounts in the most recent calendar Year as required by the Code of Ethics.


Date
    --------------------------                    ------------------------------
                                                  Name of Employee


                                                  ------------------------------
                                                  Signature of Employee

                                                                       EXHIBIT D

                      LIST OF APPROVED COMPLIANCE PERSONNEL

Title                                            Person

LEVCO Compliance Officer                         Norris Nissim

                                                 Daniel E.  Aron (substitute)

BKF Compliance Officer                           James P.  Koeneman

Head Trader                                      Daniel E.  Aron